Exhibit 99.1

FOR IMMEDIATE RELEASE

June 8, 2009

Contacts: (Analysts) Kris Wenker (763) 764-2607

(Media) Kirstie Foster (763) 764-6364

GENERAL MILLS SEES FISCAL 2009 EPS ABOVE PREVIOUS GUIDANCE

Company Provides Early Outlook on Fiscal 2010 Sales Expectations

MINNEAPOLIS, MINN.-— In anticipation of meetings with European investors this week, General Mills (NYSE: GIS) said today that its current estimates of fiscal 2009 earnings per share (EPS) exceed the company’s most recent guidance of $3.87 to $3.89 excluding certain items. The company’s 2009 fiscal year ended May 31, and General Mills expects to report complete fourth-quarter and full year results on July 1. Preliminary year-end estimates exceed the company’s prior 2009 EPS guidance by several cents, reflecting good operating performance and a lower fourth-quarter tax rate.

The company also commented on reported net sales expectations for its three major business segments in fiscal 2010, which will include 52 weeks. Fiscal 2009 was a 53-week fiscal year.

General Mills said that its U.S. Retail business segment (67 percent of fiscal 2008 net sales) has demonstrated strong growth in fiscal 2009. Through the first nine months, reported net sales grew 10 percent with pound volume increasing 4 percent. The company believes the significant investments it has been making in product innovation and consumer marketing will help carry momentum into the new fiscal year. The rate of U.S. Retail net sales growth is expected to moderate in 2010 from the levels seen in 2009 when significant input cost inflation necessitated stronger pricing actions by food manufacturers. General Mills currently anticipates that 2010 input cost inflation will be quite low, and that its net sales growth will be volume driven with little contribution from pricing.

For General Mills’ International segment (19 percent of fiscal 2008 net sales), foreign currency exchange is expected to have a negative impact on reported results in fiscal 2009 and 2010. Through the first nine months of 2009, International segment net sales grew at a 10 percent rate on a constant-currency basis, but translation effects reduced reported net sales growth by 6 percentage points to 4 percent. General Mills affirmed that in 2010, the company expects its International segment to record strong sales growth on a constant-currency basis.

General Mills’ Bakeries and Foodservice segment (15 percent of fiscal 2008 net sales) competes in the market for food eaten away-from-home, where the weak economic environment is dampening industry sales trends. In this challenging environment, General Mills is focusing on its higher-margin, branded product lines and its most attractive foodservice customer channels, and said it is on track to meet its 2009 profit target for this business segment. During 2009, General Mills divested foodservice businesses generating annual net sales of approximately $150 million. Reflecting these divestitures, the weak operating environment, and an expectation of lower bakery flour pricing due to lower commodity costs, the company currently expects 2010 reported net sales for its Bakeries and Foodservice segment will be below 2009 levels. Underlying business trends are expected to show continued good sales growth for branded product lines.

General Mills said it would provide specific guidance for its 2010 financial targets on July 1, but the company expressed comfort with the current Reuters mean consensus earnings per share estimate of $4.15 per share for fiscal 2010.

General Mills is scheduled to appear at the Deutsche Bank Global Consumer and Food Retail Conference in Paris, France on June 9, 2009. The company’s presentation will be webcast, beginning at 12:00 noon Paris time. That webcast can be accessed from the company’s website: www.generalmills.com.

Earnings per share excluding certain items is a non-GAAP measure. General Mills’ previous fiscal 2009 EPS guidance of $3.87 to $3.89 per share excludes mark-to-market valuation of certain commodity items, a gain from the divestiture of Pop Secret, an insurance recovery, a loss on the sale of a foodservice frozen bread dough business, and a discrete tax item.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to hedge price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect any future events or circumstances.

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